Exhibit 8.2

[Letterhead of B&M Amsterdam N.V.]

[Date], 2014

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box 58039

Santa Clara, CA 95054

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of TEL-Applied Holdings B.V., a private limited liability corporation (besloten vennootschap) organized under the laws of The Netherlands (“HoldCo”), including the proxy statement/prospectus of Applied Materials, Inc., a Delaware corporation (“Applied”), forming a part thereof, relating to the proposed business combination of Applied and Tokyo Electron Limited, a Japanese corporation (kabushiki kaisha), and certain related matters (the “Proxy Statement/Prospectus”).

We have participated in the preparation of the discussion set forth in the section of the Proxy Statement/Prospectus entitled “Material Tax Consequences of the Business Combination—Material Dutch Tax Considerations.” In our opinion, such discussion of those consequences, insofar as it summarizes Dutch tax law, and subject to the limitations and qualifications set forth therein, is an accurate summary of the matters described therein in all material respects.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,